SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                    FORM 8-K


                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):  January 11, 2002


                         PHARMACEUTICAL RESOURCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


   NEW JERSEY                                    FILE NUMBER 1-10827              22-3122182
(STATE OR OTHER JURISDICTION OF               (COMMISSION FILE NUMBER)         (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                                                IDENTIFICATION NO.)


ONE RAM RIDGE ROAD, SPRING VALLEY, NEW YORK                            10977
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                           (ZIP CODE)




Registrant's telephone number, including area code: (845) 425-7100

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

                  On December 28, 2001, we entered into a letter agreement with ISP Hungary Holdings Limited, ISP Investments Inc., ISP Chemicals Inc. and ISP Technologies Inc. (we refer to these four companies as the ISP Group). A form of purchase agreement, which may be entered into by us, as purchaser, and the ISP Group, as sellers, was attached to the letter agreement. Under the form of purchase agreement, we would acquire from the ISP Group part of its fine chemicals business, consisting of a manufacturing facility in Columbus, Ohio, inventory, intellectual property and other assets related to the manufacture, sale, research and development of advanced intermediates and active pharmaceutical ingredients for brand name and generic pharmaceutical companies, and all of the outstanding capital stock of ISP FineTech Ltd., an Israeli corporation specializing in the design and manufacture of proprietary synthetic chemical processes used in the production of highly complex and valuable organic compounds for the pharmaceutical industry (we refer to the acquired part of the fine chemicals business as the ISP Business). The form of purchase agreement contains customary and deal specific representations, warranties and covenants in respect of the proposed acquisition.

                  The letter agreement does not obligate any of the parties to execute the form of purchase agreement or to complete the proposed acquisition. The letter agreement, however, provides for a break-up fee of $3,000,000 to be paid by us to the ISP Group if, after the earliest of three dates, the ISP Group were to decide to execute the form of purchase agreement and we do not. Those three dates, the earliest of which we refer to as the no shop termination date, are:

                  o     the date we sell any of our equity securities;

                  o the eighth business day after which the Registration Statement on Form S-3 (File No. 333-74606) that we initially filed with the SEC on December 5, 2001 is declared effective; and

                  o     February 15, 2002.

                  The ISP Group, in turn, has agreed in the letter agreement that, from December 28, 2001 until the no shop termination date, it will not solicit from any entity, other than us, any proposal or offer relating to the acquisition of the ISP Business or deliver confidential information or engage in any negotiations concerning any such proposal or offer. The proposed acquisition would terminate, without further liability to us, if we chose to pay the break-up fee.

                  Our Board of Directors authorized our management to proceed with the proposed transaction, subject to its determination that the conditions provided in the form of purchase agreement are reasonably likely to be satisfied and, therefore, that the proposed acquisition is reasonably likely to be completed. As of the date of this Form 8-K, our management has determined that it is reasonably likely that such conditions may be satisfied and that the proposed acquisition may be completed, and, accordingly, we are now filing this Form 8-K.

                  If we complete the proposed acquisition, we will purchase specifically:

                  (i) from ISP Hungary Holdings Limited, all of the outstanding capital stock of ISP FineTech Ltd. (formerly, International Specialty Products (Israel) Ltd.);

                  (ii) from ISP Chemicals Inc., a manufacturing and research and development facility located in Columbus, Ohio, consisting of approximately 45,000 square feet, along with all of the equipment, improvements, fixtures and machinery located at that facility;

                  (iii) from ISP Technologies Inc., inventory consisting of raw materials and finished pharmaceutical products;

                  (iv) from the ISP Group, intellectual property exclusively used in connection with the ISP Business and a perpetual, royalty-free, irrevocable license for certain other intellectual property currently being used by the ISP Group in connection with the ISP Business; and

                  (v) certain other tangible and intangible assets principally relating to the ISP Business being acquired.

                  The form of purchase agreement would require us to pay the ISP Group $107,820,000 and to assume certain limited liabilities that we identify in the purchase agreement. The purchase price may be adjusted, up or down, on a dollar-for-dollar basis, depending on whether the value of the inventory being sold to us is higher or lower than an identified target. We also would pay $1,500,000 to the ISP Group in consideration for an agreement from the ISP Group not to compete with the ISP Business for a five-year period.

                  In determining the purchase price, we considered, among several factors, comparative businesses of the ISP Business and the estimated cost and time required to start a comparable business. The purchase price was also determined on the basis of the ISP Business's projected cash flows and taking into account expected synergies between our existing businesses and the assets and businesses that might be acquired.

                  If the form of purchase agreement were to be executed, the closing of the proposed acquisition will be subject to, in addition to customary conditions, including consents, the following:

                  o obtaining requisite approvals of the Israeli Chief Scientist and Israel Investment Center and expiration of the waiting period mandated under the Hart-Scott-Rodino Act;

                  o no material adverse change in our operations, financial condition, prospects or assets until a specified time;

                  o no material adverse change in the operations, financial condition or assets of the ISP Business;

                  o our Registration Statement being declared effective by the Commission and eight (8) business days having elapsed; and

                  o     the transfer of certain environmental permits.

                  If we determine to proceed with the proposed acquisition, it is presently contemplated that the proposed acquisition would close in the first quarter ended 2002.

                  Currently, we intend to finance the proposed acquisition through the sale of our equity securities and the use of available cash and/or borrowings under our existing credit agreement with General Electric Capital Corporation. We are evaluating the terms and conditions, and relative mix, of our equity and debt financing alternatives.

                  If we complete the proposed acquisition, Dr. Arie Gutman, founder of FineTech Ltd. and currently president of ISP FineTech Ltd., will become the chief executive officer of the ISP Business, which will become one of our subsidiaries. We contemplate a five-year employment arrangement with Dr. Gutman with appropriate non-competition provisions, stock option grants and a negotiated salary. Upon the completion of the proposed acquisition, Dr. Gutman would agree to relinquish to us his rights with respect to royalties to certain of our yet to be launched products that he retained when he sold the FineTech Ltd. business to the ISP Group. We have agreed that, upon completion of the proposed acquisition, we will nominate Dr. Gutman to our Board of Directors.

                  If we complete the proposed acquisition, we expect to operate the ISP Business on a stand-alone basis, as a separate subsidiary. We intend to use the assets and operate the businesses acquired in substantially the same manner as the ISP Group is currently using those assets and operating those businesses, and we have no intention of selling any of those assets or divesting any portion of those businesses.

                  The proposed acquisition will be accounted for using the purchase method. Our management believes that the proposed acquisition will have neither a materially accretive nor a materially dilutive effect on our earnings in 2002.

                  The above description is a summary of the principal terms of the letter agreement and the form of purchase agreement. We have attached complete copies of both agreements to this Form 8-K as exhibits. Our description of the terms and conditions of these agreements is qualified in its entirety by reference to such exhibits.


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements of Business Acquired.

                  (i) The audited combined balance sheets of ISP FineTech as of September 30, 2001 and December 31, 2000 and the related combined statements of operations, equity and cash flows for the nine-month period ended September 30, 2001 and the years ended December 31, 2000 and 1999:

                                  ISP FINETECH

       FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2001 AND DECEMBER 31, 2000

                                  TOGETHER WITH

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To International Specialty Products Inc.:

         We have audited the accompanying combined balance sheets of ISP FineTech (the "Company") (see Note 1) as of September 30, 2001 and December 31, 2000, and the related combined statements of operations, equity and cash flows for the nine-month period ended September 30, 2001 and the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ISP FineTech, as of September 30, 2001 and December 31, 2000, and the results of its operations and cash flows for the nine-month period ended September 30, 2001 and the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

                                      ARTHUR ANDERSEN LLP



Roseland, New Jersey
December 12, 2001


                                                     ISP FINETECH
                                          COMBINED STATEMENTS OF OPERATIONS

                                                    NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                       2001                2000                1999
                                                  ----------------   -----------------   -----------------
                                                                       (Thousands)
Net sales:
    Customer sales .................                $ 12,789        $     16,290        $     42,636

    Intercompany sales to ISP ......                   2,026               2,032                  53
                                                  ----------------   -----------------   -----------------

       Total net sales .............                  14,815              18,322              42,689
                                                  ----------------   -----------------   -----------------

Costs and expenses:
    Cost of products sold ..........                  11,095              17,511              26,394
    Selling, general and
      administrative ...............                   3,789               1,786               2,239
                                                  ----------------   -----------------   -----------------

       Total costs and expenses ....                  14,884              19,297              28,633
                                                  ----------------   -----------------   -----------------


Operating income (loss) ............                     (69)               (975)             14,056
Intercompany interest expense ......                    (318)               (552)               (554)
                                                  ----------------   -----------------   -----------------


Income (loss) before income taxes ..                    (387)             (1,527)             13,502
Income tax (provision) benefit .....                     134                 471              (4,861)
                                                  ----------------   -----------------   -----------------

Net income (loss) ..................                   $(253)        $    (1,056)        $     8,641
                                                  ================   =================   =================




     The accompanying Notes to Combined Financial Statements are an integral part of these statements.


                                                     ISP FINETECH
                                               COMBINED BALANCE SHEETS

                                                        ASSETS

                                                SEPTEMBER 30,          DECEMBER 31,
                                                     2001                  2000
                                              -------------------   -------------------
                                                            (Thousands)
Current Assets:
   Cash and cash equivalents ............          $   3,297             $      116
   Accounts receivable, trade ...........              1,358                  4,379
   Accounts receivable, other ...........                 67                      2
   Inventories ..........................              9,707                  4,003
   Other current assets .................                178                    113
                                                   --------------        --------------
       Total Current Assets .............             14,607                  8,613
Property, plant and equipment, net ......             39,166                 36,371
Goodwill, net of accumulated
  amortization of $271 ..................             15,316                      -
Intangible assets, net of
  accumulated amortization of $333 ......              9,167                      -
                                                   --------------        --------------
Total Assets ............................          $  78,256             $   44,984
                                                   ==============        ==============


                                 LIABILITIES AND EQUITY


Current Liabilities:
   Accounts payable                     .          $   1,078              $   1,270
   Accrued liabilities                                   845                     48
   Intercompany payable to ISP               .         5,760                 20,278
   Foreign income taxes payable                          145                      -
                                                   --------------        --------------
      Total Current Liabilities                        7,828                 21,596
                                                   --------------        --------------
Long-term notes payable to ISP                             -                  6,850
                                                   --------------        --------------
Other liabilities                                      2,400                      -
                                                   --------------        --------------
Commitments and contingencies


                                       3

                                         ISP FINETECH
                                COMBINED BALANCE SHEETS (Continued)

                                                SEPTEMBER 30,          DECEMBER 31,
                                                     2001                  2000
                                              -------------------   -------------------
                                                            (Thousands)
Equity:
    Division equity                                   68,058                 16,315
    Retained earnings (accumulated deficit)              (30)                   223
                                                   --------------        --------------
      Total Equity                                    68,028                 16,538
                                                   --------------        --------------
Total Liabilities and Equity                       $  78,256              $  44,984
                                                   ==============        ==============


     The accompanying Notes to Combined Financial Statements are an integral part of these statements.

                                                     ISP FINETECH
                                          COMBINED STATEMENTS OF CASH FLOWS

                                                                       NINE MONTHS
                                                                     ENDED SEPTEMBER           YEAR ENDED DECEMBER 31,
                                                                           30,          ---------------------------------------
                                                                          2001                2000                 1999
                                                                    ------------------  ------------------  -------------------
                                                                                        (Thousands)
Cash and cash equivalents, beginning of period ......               $        116        $        229        $         21
                                                                    ------------------  ------------------  -------------------

Cash provided by operating activities:
Net income (loss) ...................................                       (253)             (1,056)              8,641
Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
     Depreciation ...................................                      1,923               2,060               1,748
     Amortization of goodwill and intangible assets .                        604                   -                   -
     (Increase) decrease in working capital items ...                     (2,676)              2,918                 848
     Decrease in other liabilities ..................                          -                   -                (145)
     Increase (decrease) in payable to ISP ..........                     13,512                3,308               (625)
     Other, net .....................................                          8                 201                  43
                                                                    ------------------  ------------------  -------------------
Net cash provided by operating activities ...........                     13,118               7,431              10,510
                                                                    ------------------  ------------------  -------------------
Cash used in investing activities:
     Capital expenditures ...........................                     (3,937)             (7,544)            (10,302)
     Acquisition of FineTech Ltd. ...................                    (22,450)                  -                   -
                                                                    ------------------  ------------------  -------------------
Net cash used in investing activities ...............                    (26,387)             (7,544)            (10,302)
                                                                    ------------------  ------------------  -------------------
Cash provided by financing activities:
     Capital contribution from parent company .......                     16,450                   -                   -
                                                                    ------------------  ------------------  -------------------
Net change in cash and cash equivalents .............                      3,181                (113)                208
                                                                    ------------------  ------------------  -------------------
Cash and cash equivalents, end of period ............               $      3,297        $        116        $        229
                                                                    ==================  ==================  ===================



                                       5

                                                     ISP FINETECH
                                   COMBINED STATEMENTS OF CASH FLOWS - (Continued)

                                                                       NINE MONTHS
                                                                     ENDED SEPTEMBER           YEAR ENDED DECEMBER 31,
                                                                           30,          ---------------------------------------
                                                                          2001                2000                 1999
                                                                    ------------------  ------------------  -------------------
                                                                                         (Thousands)

Supplemental Cash Flow Information:

Effect on cash from (increase) decrease in
    working capital items: ..........................

     Accounts receivable ............................               $      2,998       $       3,398            $ (1,914)
     Inventories ....................................                     (5,623)               (423)              2,215
     Other current assets ...........................                        (50)                 22                  23
     Accounts payable ...............................                       (427)                139                 363
     Accrued liabilities ............................                        281                (218)                161
     Foreign income taxes ...........................                        145                   -                   -
                                                                    ------------------ ---------------  ----------------
Net effect on cash from (increase) decrease in
    working capital items ...........................               $     (2,676)      $       2,918    $            848
                                                                    ================== ===============  ================


Acquisition of FineTech Ltd:
Fair market value of assets acquired and intangibles
    recorded ........................................               $     26,014
Purchase price of acquisition .......................                     22,450
                                                                    ------------------
Liabilities assumed .................................               $      3,564
                                                                    ==================

Note:  See Note 9 to Combined Financial Statements for discussion of a non-cash capital contribution from the parent company.

     The accompanying Notes to Combined Financial Statements are an integral part of these statements.


                                         ISP FINETECH
                                 COMBINED STATEMENTS OF EQUITY
                         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                        AND THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                          (Thousands)


                                                                        RETAINED EARNINGS
                                                  DIVISION                 (ACCUMULATED
                                                   EQUITY                    DEFICIT)
                                           -----------------------   -------------------------
Balance, December 31, 1998                      $   16,315              $     (7,362)
     Net income                                          -                     8,641
                                                -------------           --------------
Balance, December 31, 1999                          16,315                     1,279

     Net loss                                            -                    (1,056)
                                                -------------           --------------
Balance, December 31, 2000                          16,315                       223
     Net loss for the period ended
       September 30, 2001                                -                      (253)
     Capital contribution from parent
       company                                      51,743                         -
                                                -------------           --------------
Balance, September 30, 2001                     $   68,058              $        (30)
                                                =============           ==============







     The accompanying Notes to Combined Financial Statements are an integral part of these statements.

                                  ISP FINETECH
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

         International Specialty Products Inc. ("ISP") is principally engaged in the manufacture and sale of a wide range of specialty chemicals and mineral products. After its acquisition of FineTech Ltd. (see Note 2), ISP organized its fine chemicals business and FineTech Ltd. into its ISP FineTech division (the "Company"), effective June 2001. This combined division, which is wholly owned by ISP, formulates and manufactures a broad range of fine chemical products for the pharmaceutical, biotechnology and agricultural markets.

NOTE 2.  ACQUISITION OF FINETECH LTD.

         On June 7, 2001, ISP completed the acquisition of the assets of FineTech Ltd. ("FineTech"), a pharmaceutical research company based in Haifa, Israel. FineTech is engaged in the development, manufacturing and distribution of fine chemicals intended primarily for the pharmaceutical industry. The acquisition was accounted for under the purchase method of accounting. Accordingly, the total purchase price of $22.5 million has been allocated to the identifiable net assets acquired, with the excess of $15.6 million recorded as goodwill pending management's valuation of the fair values of the net assets acquired as of the date of acquisition. Therefore, the purchase price allocation may be revised.

           Included in the total purchase price of $22.5 million was a $6.0 million payment made pursuant to an "Intellectual Property Sale Agreement" under which the Company acquired the intellectual property of FineTech, including knowledge, patents, trademarks, product logos, trade names, copyrights, registrations and other rights. This amount has been recorded as an intangible asset and is being amortized over a period of 20 years pending the final purchase valuation as discussed above. Also included in the purchase price was $500,000 attributable to a five-year non-compete agreement, which has also been recorded as an intangible asset.

           In connection with the acquisition of FineTech, ISP Chemco Inc. ("ISP Chemco"), formerly known as ISP Opco Holdings Inc., a wholly owned indirect subsidiary of ISP, entered into a "Non-competition and Goodwill Acquisition Agreement" (the "Agreement") with the President of FineTech whereby the Company recorded $3.0 million as an intangible asset, with $600,000 included in accrued liabilities and $2.4 million included in other liabilities. The minimum guaranteed amount of $3.0 million will be paid over a period of five years beginning in May 2002 at the rate of $600,000 per year multiplied by a ratio of the book value (as defined in the Agreement) of the Company at each valuation date to the initial book value at the time of the FineTech acquisition. In the event of a change in control (as defined in the Agreement) of the Company, all remaining amounts to be paid to such officer in accordance with the Agreement will become immediately payable, subject to indemnification obligations of such officer.

                                  ISP FINETECH
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 2.  ACQUISITION OF FINETECH LTD. (CONTINUED)

         The results of FineTech are included in the Company's results of operations from the date of its acquisition. The following unaudited pro forma combined results of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 assume the FineTech acquisition had occurred as of January 1, 2000, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had FineTech been acquired on January 1, 2000.


                                           NINE MONTHS              YEAR
                                              ENDED                 ENDED
                                          SEPTEMBER 30,          DECEMBER 31,
                                              2001                  2000
                                        -------------------    --------------
                                                    (Thousands)
                                                    (Unaudited)

        Net sales                              $17,888            $21,841
        Net income/(loss)                         $847            $  (759)


NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

         All entities of the Company are combined and intercompany transactions between such entities have been eliminated.

FINANCIAL STATEMENT ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates. Actual results could differ from those estimates. The Company has a policy to review the recoverability of long-lived assets and identify and measure any potential impairments. The Company does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources.

                                  ISP FINETECH
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

         Inventories are stated at the lower of cost or market, determined based on the FIFO (first-in, first-out) method.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method based on the estimated economic lives of the assets. The Company uses an economic life of 10-20 years for land improvements, 40 years for buildings and 3-20 years for machinery and equipment. Interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment.

GOODWILL

           Goodwill, which arose from the acquisition of FineTech (see Note 2), is being amortized on the straight-line method over a period of 20 years. The Company believes that the goodwill is recoverable. If goodwill is not recoverable, the Company would record an impairment based on the difference between the net carrying amount and fair value.

BASIS OF PRESENTATION OF FINETECH

         The financial statements of FineTech since the date of its acquisition have been prepared in its functional currency, the U.S. dollar. The U.S. dollar is the currency of the primary economic environment in which the entity in Israel operates. Balances in other currencies are remeasured into U.S. dollars in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 52.

          REVENUE RECOGNITION

         Revenue is recognized at the time products are shipped to the customer.

RESEARCH AND DEVELOPMENT

         Research and development costs are charged to operations as incurred and amounted to $1,349,000, $837,000 and $608,000, respectively, for the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999.

                                  ISP FINETECH
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS

         On June 30, 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and eliminates the pooling method of accounting. SFAS No. 141 does not have an impact on the Company's historical financial statements. With the adoption of SFAS No. 142, effective January 1, 2002, goodwill will no longer be subject to amortization over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment and more frequent assessments if circumstances indicate a possible impairment. Companies must perform a fair-value-based goodwill impairment test. In addition, under SFAS No. 142, acquired intangible assets should be separately recognized if they arise from contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Intangible assets acquired in the acquisition of FineTech (see Note 2) amounted to $9.5 million. Intangible assets are currently being amortized over their useful lives. On an annualized basis, the Company's income before income taxes will increase by approximately $0.8 million as a result of the elimination of amortization of goodwill, unless any impairment charges are necessary.

NOTE 4.  INCOME TAXES


         The results of the domestic operations of the Company are included in the consolidated income tax returns of ISP. The Company has reflected a provision for taxes in the accompanying statements of operations on a stand alone basis. Accordingly, its current and deferred tax assets or liabilities are reflected in the intercompany account with ISP. Deferred tax assets and liabilities would reflect temporary differences between assets and liabilities for financial reporting purposes and income tax purposes. Included in the September 30, 2001 income tax benefit is a foreign tax provision of approximately $5,000.

                                  ISP FINETECH
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 5.  INVENTORIES

         Inventories at September 30, 2001, and December 31, 2000, comprise the following:

                                       SEPTEMBER 30,          DECEMBER 31,
                                            2001                   2000
                                     -------------------    ------------------
                                                    (Thousands)

    Finished goods ................         8,160             $     4,826
    Work in process ...............         4,304                   1,573
    Raw materials and supplies ....         3,012                   2,662
                                     -------------------      ------------------
         Total ....................        15,476                   9,061
    Less inventory reserves .......        (5,769)                 (5,058)
                                     -------------------      ------------------
    Inventories ...................  $      9,707             $     4,003
                                     ===================      ==================

NOTE 6.   PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at September 30, 2001, and December 31, 2000, comprise the following:

                                            September 30,         December 31,
                                              2001                  2000
                                          ----------------      ---------------
                                                      (Thousands)

    Land and land improvements .........        $   1,479            $   1,453
    Buildings and building equipment ...            6,527                5,803
    Machinery and equipment ............           40,176               31,995
    Construction in progress ...........            3,100                7,175
                                          ----------------      ---------------
        Total ..........................           51,282               46,426
    Less accumulated depreciation ......          (12,116)             (10,055)
                                          ----------------     -----------------
    Property, plant and equipment, net .        $  39,166            $  36,371
                                          ================      ===============

NOTE 7.  BENEFIT PLANS

           ISP provides a defined contribution plan for eligible employees. ISP contributes up to 7% of participants' compensation (any portion of which can be contributed, at the participants' option, in the form of ISP's common stock), and also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of participants who are not covered by an ISP-provided postretirement medical benefit plan. The aggregate contribution by ISP for the Company, which is charged through the intercompany account, for the first nine months of 2001 and the years ended December 31, 2000 and 1999, respectively, were $213,000, $276,000 and $284,000.

                                  ISP FINETECH
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 7.  BENEFIT PLANS (CONTINUED)

         In June 2001, the Company adopted an incentive compensation plan known as the ISP FineTech Incentive Unit Plan (the "Plan"). The Plan permits the grant of incentive units ("Incentive Units") to eligible employees of the Company. Incentive Units are valued based on the book value of the Company, as defined, divided by 1,000,000, with the change in the value of these Incentive Units vesting cumulatively in 20% increments over five years. Upon a change in control of the Company, as defined, the outstanding Incentive Units become fully vested and payable in cash. The Plan provides for a long term incentive system that supports the Company's business strategy and emphasizes pay-for-performance. The Plan became effective as of June 1, 2001. During the period from June 1, 2001 to September 30, 2001, 67,065 Incentive Units were granted, all of which were outstanding at September 30, 2001, including 10,000 Incentive Units granted to the President of ISP FineTech in accordance with his employment agreement with the Company. Such employment agreement provides for such officer to receive 10,000 additional Incentive Units on the anniversary date of each of the next four years. Compensation expense of $42,000, representing the change in the value of the Incentive Units outstanding under the Plan, is included in the results of operations through September 30, 2001.

NOTE 8.  RELATED PARTY TRANSACTIONS

          Included on the Combined Balance Sheets are intercompany payables to ISP which arise from operating transactions (at cost) between the Company and ISP, primarily for inventory purchases and income taxes (see Note 4).

         ISP has provided certain general management, administrative, legal, telecommunications, information and facilities services to the Company. Charges by ISP for providing such services aggregated $661,000, $540,000, and $1,095,000 for the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999, respectively, and are included in "Selling, general and administrative" expense. These charges consist of expenses incurred by ISP for the direct or indirect benefit of the Company and are based on an estimate of the costs ISP incurs to provide such services.

           In February 2000, ISP loaned the Company $6,850,000 with a term of seven years at an interest rate of 8.1% per annum. This loan was extinguished through a contribution to the Company's divisional equity in 2001.

NOTE 9.  CAPITAL CONTRIBUTION

        In June 2001, upon the formation of the Company, $51.7 million was contributed to the Company's divisional equity, $35.2 million of which represented a non-cash contribution of intercompany balances and loans previously payable to ISP.

                                  ISP FINETECH
              NOTES TO COMBINED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 10.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

             The Company operates its business as a single business segment, the formulation and manufacture of a broad range of fine chemical products for the pharmaceutical, biotechnology and agricultural markets. Sales to geographic areas outside the United States are insignificant.

           The Company's sales are concentrated in a relatively small number of customers. In the nine-month period ended September 30, 2001, four customers accounted for 24%, 22%, 12% and 11%, respectively, of total customer sales. In the year 2000, three customers accounted for 26%, 18% and 14%, respectively, of total customer sales. In the year 1999, one customer accounted accounted for 77% of total customer sales.

NOTE 11.  COMMITMENT AND CONTINGENCIES

         The Company is a party to various claims and routine litigation arising in the normal course of its business. Management of the Company believes that the result of such claims and litigation will not have a material adverse effect on the financial position or results of operations of the Company.

LEASE COMMITMENTS

         The Company has operating leases related to buildings, offices and office equipment. Rental expense on operating leases was $38,000, $16,000 and $19,000 for the first nine months of 2001 and the years ended December 31, 2000 and 1999, respectively. Future minimum lease payments for properties which were held under long-term noncancelable leases as of September 30, 2001, were as follows:

              2001..............................    $ 18,000
              2002..............................      24,000
              2003..............................       6,000
              2004..............................       4,000
              2005..............................           -

                  (ii) The audited balance sheets of FineTech Ltd. as of December 31, 2000 and 1999, and the related statements of income, changes in shareholders' equity and cash flows for each of the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998:







                                  FINETECH LTD.




                              FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2000

                                  FINETECH LTD.






                  FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000




                                 C O N T E N T S
                                 ---------------


                                                                PAGE
                                                              --------


AUDITORS' REPORT                                                 2

FINANCIAL STATEMENTS

  Balance Sheets                                               3 - 4

  Statements of Income                                           5

  Statements of Changes in Shareholders' Equity                  6

  Statements of Cash Flows                                       7

  Notes to the Financial Statements                            8 - 18

                      AUDITORS' REPORT TO THE SHAREHOLDERS

                                       OF


                                  FINETECH LTD.


We have audited the accompanying balance sheets of FINETECH LTD. (the "Company") as of December 31, 2000 and 1999, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States and in Israel (including those prescribed under the Auditors' Regulations (Mode of Performance) (Israel), 1973). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations, changes in shareholders' equity and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in Israel (as to reconciliation to the accounting principles generally accepted in the United States - see Note 16).





                                                 LUBOSHITZ KASIERER
                                           MEMBER FIRM OF ARTHUR ANDERSEN


Haifa, Israel, April 1, 2001 (except for the matters discussed in Note 16 as to which the date is December 10, 2001).

                                  FINETECH LTD.

                                 BALANCE SHEETS
                                 In U.S. Dollars


                                      - 3 -


                                                         DECEMBER 31
                                                  ---------------------------
                                         NOTE       2000            1999
                                        ------    ----------   --------------

CURRENT ASSETS
  Cash and cash equivalents                        8,598,596        1,320,010
  Short-term bank deposits                                 -        5,891,328
  Receivables and prepayments             (3)        509,598          337,458
  Inventories - raw materials                         67,829           58,594
                                                  ----------       ----------
                                                   9,176,023        7,607,390
                                                  ----------       ----------


FIXED ASSETS                              (4)
  Cost                                             1,809,780        1,665,493
  Less - accumulated depreciation                    991,976          708,108
                                                  ----------       ----------
                                                     817,804          957,385
                                                  ----------       ----------


DEFERRED TAXES                           (14)         42,222            7,662
                                                  ----------       ----------








                    Total Assets                  10,036,049        8,572,437
                                                  ==========       ==========

                                                      DECEMBER 31
                                                 -----------------------
                                         NOTE       2000         1999
                                        ------   -----------  ----------

CURRENT LIABILITIES
  Payables and accrued expenses           (5)        698,441     184,862
                                                 -----------  ----------

LONG-TERM LIABILITIES
  Accrued severance pay                   (6)        120,224     115,685
  Capital notes                           (7)        220,861     214,904
                                                 -----------  ----------
                                                     341,085     330,589
                                                 -----------  ----------

CONTINGENT LIABILITIES                    (8)

            Total Liabilities                      1,039,526     515,451
                                                 -----------  ----------

SHAREHOLDERS' EQUITY
  Share capital                           (9)         11,678      11,678
  Additional paid-in capital                       3,145,110   3,151,067
  Retained earnings                                6,339,735   4,894,241
                                                 -----------  ----------
                                                   9,496,523   8,056,986

Less - treasury stock, at cost                       500,000           -
                                                 -----------  ----------

            Total Shareholders' Equity             8,996,523   8,056,986
                                                 -----------  ----------


            Total Liabilities and                ===========  ==========
             Shareholders' Equity                 10,036,049   8,572,437
                                                 ===========  ==========


                      _________________________
                           DR. ARIE GUTMAN
                              President

Date of approval of the financial statements:
April 1, 2001



               THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS
                         FORM AN INTEGRAL PART THEREOF.


                            FINETECH LTD.

                         STATEMENTS OF INCOME
                           In U.S. dollars

                                                           FOR THE YEAR ENDED
                                                               DECEMBER 31
                                                  -------------------------------------
                                           NOTE       2000         1999         1998
                                         -------  -----------   ----------   ----------
SALES                                      (10)     3,519,575    3,149,092    2,360,195

COST OF SALES                              (11)       970,453      839,738      671,599
                                                  -----------   ----------   ----------

      Gross profit                                  2,549,122    2,309,354    1,688,596
                                                  -----------   ----------   ----------
RESEARCH AND DEVELOPMENT
  EXPENSES                                            758,487      413,077      363,333

LESS - PARTICIPATION OF THE
  CHIEF SCIENTIST                          (8)        291,014      280,334      219,678
                                                  -----------   ----------   ----------

      Research and development
       expenses, net                       (12)       467,473      132,743      143,655

SELLING AND ADMINISTRATIVE
  EXPENSES                                 (13)       554,331      448,080      481,820
                                                  -----------   ----------   ----------

          Total expenses                            1,021,804      580,823      625,475
                                                  -----------   ----------   ----------

      Operating income                              1,527,318    1,728,531    1,063,121

FINANCING INCOME, NET                                 396,097      275,252      248,315
                                                  -----------   ----------   ----------

      Income before taxes on income                 1,923,415    2,003,783    1,311,436

TAXES ON INCOME                            (14)       477,921       94,556       70,502
                                                  -----------   ----------   ----------

      Net income                                    1,445,494    1,909,227    1,240,934
                                                  ===========   ==========   ==========

               THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS
                         FORM AN INTEGRAL PART THEREOF.


                            FINETECH LTD.

            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           In U.S. dollars


                              ADDITIONAL
                      SHARE     PAID-IN   RETAINED     SUB     TREASURY   SHAREHOLDERS'
                     CAPITAL    CAPITAL   EARNINGS    TOTAL      STOCK       EQUITY
                     -------  ----------  --------   -------  ----------  -------------

Balance as of
  January 1, 1998      11,462 2,618,784  1,744,080  4,374,326         -   4,374,326

Receipts on account
  of shares (*)            -    495,000          -    495,000         -     495,000

Exchange rate
 differences on
capital                    -     37,860          -     37,860         -      37,860
 notes (note 7)

Net income                 -          -  1,240,934  1,240,934         -   1,240,934
                      ------- ---------- ---------  ---------  ---------  -------------

Balance as of
  December 31, 1998    11,462 3,151,644  2,985,014  6,148,120         -   6,148,120

Issuance of shares        216      (216)         -          -         -           -

Exchange rate
 differences on
capital notes (note 7)     -       (361)         -       (361)        -        (361)


Net income                 -          -  1,909,227  1,909,227         -   1,909,227

                      ------- ---------- ---------  ---------  ---------  -------------
Balance as of
  December 31, 1999    11,678 3,151,067  4,894,241  8,056,986         -   8,056,986

Exchange rate
 differences on
 capital
 notes (note 7)            -     (5,957)         -     (5,957)        -      (5,957)

Purchase of treasury
  stock                    -          -          -          -  (500,000)   (500,000)

Net income                 -          -  1,445,494  1,445,494         -   1,445,494
                      ------- ---------- ---------  ---------  ---------  -------------
Balance as of
  December 31, 2000    11,678 3,145,110  6,339,735  9,496,523  (500,000)  8,996,523
                      ======= ========== =========  =========  =========  =============

                  (*) Net of expenses in the amount of $5,000.

               THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS
                         FORM AN INTEGRAL PART THEREOF.

                            FINETECH LTD.

                       STATEMENTS OF CASH FLOWS
                           In U.S. dollars

                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31
                                                        --------------------------------
                                                          2000        1999        1998
                                                        --------- ----------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                            1,445,494   1,909,227  1,240,934
  Adjustments to reconcile net income to net
   cash provided by operating activities (see below)      611,563     314,462    286,672
                                                        --------- ----------- ----------
      Net cash provided by operating activities         2,057,057   2,223,689  1,527,606
                                                        --------- ----------- ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets                              (177,045)   (311,420)  (275,050)
  Proceeds from sale of fixed assets                        7,246       7,816          -
  Short-term bank deposits                              5,891,328 (5,891,328)          -
                                                        --------- ----------- ----------
      Net cash provided by (used in) investing
       activities                                       5,721,529 (6,194,932)  (275,050)
                                                        --------- ----------- ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Receipts on account of shares                                 -           -    500,000
  Purchase of treasury stock                            (500,000)           -          -
                                                        --------- ----------- ----------
      Net cash used in financing activities             (500,000)           -    500,000
                                                        --------- ----------- ----------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                      7,278,586 (3,971,243)  1,752,556
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                     1,320,010   5,291,253  3,538,697
                                                        --------- ----------- ----------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                           8,598,596   1,320,010  5,291,253
                                                        ========= =========== ==========
ADJUSTMENTS TO RECONCILE NET INCOME
  TO NET CASH PROVIDED BY OPERATING
  ACTIVITIES
  Revenues and expenses not affecting operating
   cash flows:
    Depreciation                                          306,823     278,676    190,202
    Severance pay                                           4,539       (494)   (10,359)
    Deferred taxes                                       (34,560)       4,100      4,221
    Loss (gain) from sale of fixed assets                   2,557     (1,807)          -
                                                        --------- ----------- ----------
                                                          279,359     280,475    184,064
                                                        --------- ----------- ----------
  Changes in operating assets and liabilities:
   Decrease (increase) in receivables and
    prepayments                                         (172,140)      82,850     68,111
   Increase in inventories                                (9,235)    (36,420)     11,241
   Increase (decrease) in payables and accrued
    expenses                                              513,579    (12,443)     23,256
                                                        --------- ----------- ----------
                                                          332,204      33,987    102,608
                                                        --------- ----------- ----------

                                                          611,563     314,462    286,672
                                                        ========= =========== ==========

               THE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS
                         FORM AN INTEGRAL PART THEREOF.

                                  FINETECH LTD.

                        NOTES TO THE FINANCIAL STATEMENTS
                                 In U.S. dollars


NOTE 1   -    GENERAL

              The  Company  is  engaged in the  development,  manufacturing  and
              distribution  of  fine  chemicals,   intended  primarily  for  the
              pharmaceutical industry.


NOTE 2   -    ACCOUNTING POLICIES

              The financial statements have been prepared in conformity with generally accepted accounting principles in Israel ("Israeli GAAP"). See Note 16 for a reconciliation to accounting principles generally accepted in the U.S.

              The significant accounting policies followed in the preparation of the financial statements, on a consistent basis, are:

              A.     BASIS OF PRESENTATION

                     The accompanying financial statements have been prepared in U.S. dollars, as the currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar. The majority of the Company's sales are made in U.S. dollars, as are the majority of purchases of materials and components. Thus, the functional currency of the Company is the U.S. dollar.

                     Transactions  and balances  originally  denominated in U.S.
                     dollars are presented at their original amounts. Transactions and balances in other currencies are remeasured into U.S. dollars in accordance with principles identical to those prescribed in Statement No. 52 of the Financial Accounting Standards Board of the United States
                     (FASB). Accordingly, items have been remeasured as follows:

                     - Monetary items - at the current  exchange rate at balance sheet date.
                     - Nonmonetary items - historical exchange rates.
                     - Income and  expenditure  items - at exchange  rates as of date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items).

                                  FINETECH LTD.

                                 In U.S. dollars


NOTE 2   -    ACCOUNTING POLICIES (CONT.)

              A.  BASIS OF PRESENTATION (Cont.)

                  Exchange   gains   and   losses   from   the    aforementioned
                  remeasurement (which are immaterial for each reported period) are reflected in the statement of income.

              B.  CASH AND CASH EQUIVALENTS

                  All highly liquid investments (principally bank deposits) with an original maturity of three months or less are considered cash equivalents.

              C.  INVENTORIES

                  Inventories are stated at the lower of cost or market, cost being determined by the "first-in, first-out" method.

              D.  FIXED ASSETS

                  Fixed assets are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lease period, including renewal options.

              E.  RESEARCH AND DEVELOPMENT EXPENSES

                  Research and development expenses, net of participations by the Government of Israel through the Office of the Chief Scientist ("Chief Scientist"), are charged to operations as incurred.


              F.  DEFERRED TAXES

                  Deferred taxes are provided for temporary differences in the recognition of revenues and expenses for financial reporting and income tax purposes. Deferred taxes are calculated at tax rates expected to be in effect at the time the items are recognized in the statement of income.

              G.  LINKED BALANCES

                  Balances in currencies other than the U.S. dollar are stated at the exchange rate at balance sheet date. The representative exchange rate at December 31, 2000 - U.S.$1 = New Israeli Shekels ("NIS") 4.041 (1999 - NIS 4.153). Balances linked to the CPI are based on the appropriate index for each linked asset or liability. In the year 2000, there was no change in the CPI (1999 and 1998 - increase of 1.3% and 8.6%, respectively).

              H.  REVENUE RECOGNITION

                  Revenues from the sales of products are recognized upon shipment.

              I.  FAIR VALUE OF FINANCIAL INSTRUMENTS

                  Unless otherwise noted, the carrying value of financial instruments approximates their fair value.

              J.   FINANCIAL STATEMENT ESTIMATES

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 3   -    RECEIVABLES AND PREPAYMENTS

                                                         DECEMBER 31
                                                  -------------------------
                                                    2000             1999
                                                  -----------    -----------

             Trade receivables                       405,779         290,480
             Government authorities                    5,412             760
             Chief Scientist                          80,000          30,000
             Prepaid expenses and other               18,407          16,218
                                                  -----------    -----------
                                                     509,598         337,458
                                                  ===========    ===========

                                  FINETECH LTD.

                                 In U.S. dollars


Note 4   -     FIXED ASSETS

                                         MACHINERY           FURNITURE
                             LEASEHOLD      AND     MOTOR       AND
                           IMPROVEMENTS  EQUIPMENT  VEHICLES  FIXTURES    TOTAL
                           ------------  ---------  -------- --------- --------

COST -
  As of January 1, 2000        253,484   1,285,655   82,135    44,219  1,665,493
  Additions                     32,874     105,222   37,726     1,223    177,045
  Disposals                          -           -   32,758         -     32,758
                           ------------  ---------  -------- --------  ---------
  As of December 31, 2000      286,358   1,390,877   87,103    45,442  1,809,780
                           ------------  ---------  -------- --------  ---------

ACCUMULATED
  DEPRECIATION -
   As of January 1, 2000        83,120     586,645   24,436    13,907    708,108
   Provision for the year       27,885     258,297   14,547     6,094    306,823
    Disposals                        -           -   22,955         -     22,955
                           ------------  ---------  -------- --------  ---------
   As of December 31, 2000     111,005     844,942   16,028    20,001    991,976
                           ------------  ---------  -------- --------  ---------

NET BOOK VALUE -
  As of December 31, 2000      175,353     545,935   71,075    25,441    817,804
                           ============  =========  ======== ========  =========
Annual rates of
depreciation                 10-11%      10%-33%     15%      6%-25%
                           ============  =========  ======== ========

(*) The Company has leased premises for a period ending in 2006. The annual rent is approximately $57,600. In addition, the Company leased an office for one year at an annual rent of $3,600.


Note 5   -     PAYABLES AND ACCRUED EXPENSES

                                                     DECEMBER 31
                                                 --------------------
                                                   2000       1999
                                                 ---------  ---------


         Salaries and related expenses (*)         253,862    121,245
         Suppliers                                  51,278     29,406
         Government authorities                    354,778      1,323
         Sundry payables and accruals               38,523     32,888
                                                 ---------  ---------
                                                   698,441    184,862
                                                 =========  =========

         (*)  Includes accrued vacation pay         55,557     31,952
                                                 =========  =========

                                  FINETECH LTD.

                                 In U.S. dollars

NOTE 6   -    SEVERANCE PAY

              The Company's liability for severance pay to employees is covered by deposits with insurance companies in respect of managers' insurance and by the accrual in the balance sheet. As the amounts deposited with the insurance companies are not under the control or management of the Company, such deposits and the respective liability are not reflected in the balance sheet.


NOTE 7   -    CAPITAL NOTES

              The capital notes were issued to related companies. The notes are denominated in NIS, are not linked and do not bear interest. The notes are repayable in 2006 and 2007. Exchange rate differences on these capital notes are recorded directly in shareholders' equity.


NOTE 8   -    CONTINGENT LIABILITIES

              The Company is obligated to pay royalties to the Chief Scientist in respect of Government participation in research and development expenses, calculated at rates of 3% and 3.5% of sales of the products developed with the Government's participation up to the dollar amount of such participation (from January 1, 1999 - plus interest at libor) or a higher amount under certain circumstances. The amount of participation for which royalties has not been paid, at December 31, 2000, amounts to $1.2 million.


NOTE 9  -     SHARE CAPITAL

              A.    Composition:
                                           AUTHORIZED    ISSUED AND OUTSTADING
                                          ------------  -----------------------
                                                    NUMBER OF SHARES
                                          -------------------------------------
                    December 31, 2000:
                       Voting shares        25,000          (1)17,180
                       Ordinary shares      25,000          (2)16,956

                    December 31, 1999:
                       Voting shares        25,000             17,711
                       Ordinary shares      25,000             17,511

                  All shares have a par value of NIS 1 each.

                  (1)      Net of 531 treasury shares.
                  (2)      Net of 555 treasury shares.

              B. In 1997, the Company granted to certain employees options to purchase 200 Ordinary shares at their par value. In 2000, the Company purchased these options from the employees in consideration for $180,000 and recorded the applicable compensation as salary expenses.

                    In January 1999, the Board of Directors of the Company decided to grant certain employees options to purchase 800 Ordinary shares at a price of $820 per share. The options vest over a period of four years and expire seven years after the date of grant.

                    Subsequent to balance sheet date the Board of Directors of the Company approved to grant stock options to certain employees at the same price and conditions as the options granted in 1999.

              C. In June 2000, the Company purchased 3% of its shares from a shareholder in consideration for $500,000. The cost of these treasury shares is presented as a deduction from shareholders' equity.


NOTE 10  -    SALES

                                                  FOR THE YEAR ENDED
                                                     DECEMBER 31
                                   -------------------------------------------
                                       2000            1999          1998
                                   ------------   ------------  --------------
              A. Composition

                   Foreign           3,111,916      2,535,602      1,533,782
                   Domestic            407,659        613,490        826,413
                                     ---------      ---------      ---------
                                     3,519,575      3,149,092      2,360,195
                                     =========      =========      =========


               B. The following customers account for 10% or more of sales:
                  Customer A             48%           36%           28%
                  Customer B             (*)           14%           21%
                  Customer C             (*)           14%           15%
                  Customer D             (*)           13%           (*)
                  Customer E             12%            -

                  (*) Less than 10%

                                  FINETECH LTD.

                                 In U.S. dollars

Note 11  -     COST OF SALES
                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31
                                               -------------------------------
                                                2000       1999        1998
                                               --------  ---------  ----------

         Salaries and related expenses          487,004    363,378   289,152
         Materials                               89,962    118,341    71,784
         Depreciation                           277,708    247,514   158,601
         Other (*)                              115,779    110,505   143,925
                                               --------  ---------  ----------
                                                970,453    839,738   663,462

         Changes in inventories of finished
         products                                     -          -     8,137
                                               --------  ---------  ----------
                                                970,453    839,738   671,599
         (*) Includes royalties paid to the
              Chief Scientist                     5,916      6,180     5,539
                                               ========  =========  ==========

Note 12  -     RESEARCH AND DEVELOPMENT EXPENSES, NET

                                                       FOR THE YEAR ENDED
                                                           DECEMBER 31
                                               -------------------------------
                                                   2000       1999        1998
                                               --------  ---------  ----------

         Salaries and related expenses          550,998    282,222   283,557
         Materials                               66,185     47,108    40,678
         Subcontractors                          86,403     34,675    21,143
         Depreciation                             7,587     10,605    10,605
         Other                                   47,314     38,467     7,350
                                               --------  ---------  ----------
                                                758,487    413,077   363,333
         Less - participation by the Chief
         Scientist                              291,014    280,334   219,678
                                               --------  ---------  ----------
                                                467,473    132,743   143,655
                                               ========  =========  ==========


Note 13  -     SELLING AND ADMINISTRATIVE EXPENSES

                                                       FOR THE YEAR ENDED
                                                           DECEMBER 31
                                               -------------------------------
                                                   2000       1999        1998
                                               --------  ---------  ----------

         Salaries and related expenses          345,696    242,913   207,756
         Marketing and advertising               77,948     99,861   134,298
         Professional fees                       40,397     33,497    47,056
         Depreciation                            21,527     20,558    20,996
         Other                                   68,763     51,251    71,714
                                               --------  ---------  ----------
                                                554,331    448,080   481,820
                                               ========  =========  ==========

                                  FINETECH LTD.

                                 In U.S. dollars

NOTE 14  -    TAXES ON INCOME

              A.     TAX LAWS

                     The Company is subject to the Income Tax Law (Inflationary Adjustments), 1985, which provides for adjustments to taxable income for the effects of inflation (based on the Israeli Consumer Price Index) on shareholders' equity not invested in inflation resistant assets.

                     An expansion of the Company's plant has been granted the status of an "Approved Enterprise", in accordance with a letter of approval dated May 9, 1995. Under the terms of the approval, income derived from the approved expansion is tax exempt for a period of 4 years and subject to a reduced income tax rate of 25% for an additional period of 3 years (and up to 6 years and lower tax rate, dependent on the percentage of holdings of foreign investors in the Company as defined in the law). The benefit period commenced in 1996.

                     The Company has been granted status of an "Approved Enterprise" for the second expansion of its plant. Under the terms of the approval, income derived from the approved expansion is tax exempt for period of 2 years and subject to a reduced income tax rate of 25% for an additional period of 5 years. The benefit period commenced in 1999.

                     Currently the Company is in the process of investing in the third expansion of its plant, which is not approved yet.

                     Should the Company pay dividends from tax-exempt income, it will be liable to 25% tax on the amount distributed, and a further 15% withholding tax would be deducted from the amount distributable to the recipient.

                     The Company has received final tax assessments through 1999. Under the terms of the final assessment, the Company has yet to provide tax authorities with an approval from the investment center which will allow the Company to benefit from its full tax holiday. If the Company will fail to provide such approval it will be liable to a tax payment of $607,481. Company's management is of the opinion that such approval will be obtained and therefore no liability was recorded in the financial statements.

                                  FINETECH LTD.

                                 In U.S. dollars

NOTE 14  -    TAXES ON INCOME (CONT.)

              B.  COMPOSITION OF TAX EXPENSE
                                                           FOR THE YEAR ENDED
                                                               DECEMBER 31
                                                  --------------------------------------
                                                     2000           1999          1998
                                                  -----------   -----------   ----------
                  Current taxes                     314,510        105,985        66,281
                  Deferred taxes                    (34,560)         4,100         4,221
                  Taxes in respect of prior years   197,971        (15,529)            -
                                                    -------        -------        ------
                                                    477,921         94,556        70,502
                                                    =======         ======        ======

                  The difference between the tax computed on income before taxes according to the statutory tax rate (36%) and the tax included in the financial statements is primarily a result of the tax benefits in respect of the approved enterprise.

              C.  DEFERRED TAXES

                  Components of deferred tax assets are as follows:


                                           ACCRUED
                                          VACATION    SEVERANCE
                                             PAY         PAY       TOTAL
                                         ----------  -----------  -------
                  Balance as of
                    January 1, 1999          1,723      10,039    11,762
                  Movement during
                    the year                   (65)     (4,035)   (4,100)
                                         ----------  -----------  -------
                  Balance as of
                    December 31, 1999        1,658       6,004     7,662
                  Movement during
                    the year
                                         ----------  -----------  -------
                                            11,687      22,873    34,560
                                         ----------  -----------  -------
                  Balance as of
                    December 31, 2000       13,345      28,877    42,222
                                         ==========  ===========  =======

                                  FINETECH LTD.

                                 In U.S dollars

NOTE 15  -    TRANSACTIONS WITH RELATED PARTIES (*)

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31
                                                  -----------------------------
                                                    2000       1999      1998
                                                  --------   --------- --------

             Cost of sales                          15,286     34,488    25,624

             Research and development expenses      79,150     26,372    16,550

             Selling and administrative expenses    11,493     11,647    30,962

             Purchase of treasury stock            500,000          -         -

             (*) Include Dimotech Ltd. and the Technion Institution for research and development Ltd. - direct and indirect shareholders of the Company.

NOTE 16  -    RECONCILIATION TO U.S. GAAP

             On June 6, 2001 the Company signed an asset purchase agreement with International Specialty Products (Israel) Ltd. ("ISP"). According to the agreement, the Company transferred substantially all its net assets and activities to ISP in consideration for $15.7 million. In that connection, the Company has prepared the following reconciliation to U.S. GAAP.

             As described in Note 2, the Company prepares its primary financial statements in Israeli GAAP which differ in certain respects from U.S. GAAP. The main differences with respect to the Company's results of operations and shareholders' equity, are detailed below.

             1. Stock - Based Compensation-

                As provided under U.S. GAAP compensation cost of options issued to employees would be accounted for under Accounting Principles Board Opinion No. 25 ("APB 25"), including FASB Interpretation No. 44.

             2. Capital Notes -

                According to U.S. GAAP the non- interest bearing capital notes issued to related parties should be discounted to their present value based on an interest rate of 12% per annum. The difference between the face value of the notes at the date of issuance and their present value would be credited to shareholders' equity.

                Under  U.S.   GAAP  the  interest   expense   arising  from  the
                amortization of the discount and exchange rate differences on the notes are charged to financing expense.

                                  FINETECH LTD.

                                 In U.S dollars

Note 16  -     RECONCILIATION TO U.S. GAAP (CONT.)

         The effects of the above differences are as follows:

                                                  FOR THE YEAR ENDED DECEMBER 31
                                                 -------------------------------
                                                   2000      1999      1998
                                                 ---------- --------- ----------
            STATEMENTS OF INCOME

             Net income as reported according
              to Israeli GAAP                    1,445,494 1,909,227   1,240,934

             Effect of implementing APB-25          91,333   (51,722)          -

             Effect of adjustments for
              capital notes                        (14,896)  (10,715)      4,432
                                                 ---------- --------- ----------

            Net income according to U.S. GAAP    1,521,931 1,846,790   1,245,366
                                                 ========== ========= ==========

            2.  SHAREHOLDERS' EQUITY

                                                 As         U.S GAAP    As per
                                                 reported  Adjustments  US GAAP
                                                 --------- ----------- --------

                As of December 31, 2000          8,996,523   107,342   9,103,865

                As of December 31, 1999          8,056,986   116,281   8,173,267

                As of December 31, 1998          6,148,120   126,635   6,274,755

(b)      Pro Forma Financial Information.

                  (i) The unaudited pro forma combined balance sheet and the combined statements of operations for the nine months ended September 29, 2001 and year ended December 31, 2000:



                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

                             (dollars in thousands)


The unaudited pro forma combined statements of operations for the year ended December 31, 2000 and for the nine months ended September 29, 2001, and the unaudited pro forma combined balance sheet as of September 29, 2001, have been prepared to illustrate the estimated effects of Pharmaceutical Resources, Inc.'s (the Company) potential acquisition of certain assets and assumption of certain liabilities of the fine chemicals business of certain subsidiaries of International Specialty Products Inc. (ISP), including a pharmaceutical manufacturing facility in Columbus, Ohio, inventory, intellectual property and other assets related to the manufacture, sale, research and development of advanced intermediate and active pharmaceutical ingredients for pharmaceutical companies, and all of the outstanding capital stock of ISP FineTech Ltd., an Israeli corporation, all pursuant to a purchase agreement between the Company and such subsidiaries of ISP.

On June 7, 2001 ISP acquired FineTech Ltd. and combined it with the pre-existing ISP Fine Chemicals Business Division to form ISP FineTech. As a result, the September 30, 2001 audited ISP FineTech combined financial statements only reflect the operations of FineTech Ltd. for the period from acquisition (June 7, 2001) through September 30, 2001. For pro forma purposes ISP FineTech's September 30, 2001 audited combined statement of operations has been combined with FineTech Ltd.'s unaudited statement of operations for the period January 1, 2001 through June 6, 2001. In addition, for pro forma purposes, ISP's Fine Chemicals Business Division audited statement of operations has been combined with FineTech Ltd.'s audited statement of operations for the twelve months ended December 31, 2000.

For pro forma purposes, (a) the Company's unaudited consolidated balance sheet as of September 29, 2001 has been combined with ISP FineTech's audited combined balance sheet as of September 30, 2001 as if the merger had occurred on September 29, 2001, (b) the Company's unaudited consolidated statement of operations for the nine month period ended September 29, 2001 has been combined with ISP FineTech's audited combined statement of operations for the nine month period ended September 30, 2001 and FineTech Ltd.'s unaudited statement of operations for the period from January 1, 2001 through June 6, 2001 as if the acquisition had occurred on January 1, 2001 and (c) the Company's audited consolidated statement of operations for the year ended December 31, 2000 has been combined with ISP Fine Chemicals Business Division and FineTech Ltd.'s audited statement of operations for the year ended December 31, 2000 as if the acquisition had occurred on January 1, 2000.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated on January 1, 2000 or 2001 or September 29, 2001, respectively, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined financial information has been prepared on the basis and assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid by the Company for certain assets and assumption of certain liabilities of ISP FineTech based on preliminary estimates of the fair value of such assets and liabilities.

A formal appraisal of the assets and liabilities is currently ongoing. Accordingly, the actual allocation of such consideration may differ from that reflected in the unaudited pro forma combined financial information after the completion of the independent appraisal and any other procedures that are performed. In the opinion of the Company, all adjustments necessary to present fairly such unaudited pro forma combined financial information have been based on the terms and structure of the acquisition.

ISP has provided certain general management, administrative, legal, telecommunications, information and facilities services to ISP FineTech and ISP Fine Chemicals Business Division for the nine months ended September 30, 2001 and the year ended December 31, 2000 totaling $661 and $540 respectively. Management of the Company has not yet completed a comprehensive review of the costs which will be incurred to replace the activities previously performed by ISP as a result of the acquisition. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of the Company, included in the Form 10-K, for the year ended December 31, 2000 and the Form 10-Q for the quarter ended September 29, 2001, and the historical financial statements of ISP FineTech and FineTech Ltd. included in this filing on Form 8-K.

                                                   PHARMACEUTICAL RESOURCES, INC.

                                             UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                      AS OF SEPTEMBER 29, 2001

                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                            HISTORICAL                          PRO FORMA ADJUSTMENTS
                                               ------------------------ -----------------------------------------------
                                               PHARMACEUTICAL             EXCLUDED                PURCHASE
                                                 RESOURCES      ISP      ASSETS AND               ACCOUNTING              PRO FORMA
                                                    INC.      FINETECH   LIABILITIES  REFERENCE  ADJUSTMENTS  REFERENCE   COMBINED
                                               -------------- --------- ------------ ----------- ------------ ---------- -----------


                ASSETS
                ------

Current assets:
  Cash and cash equivalents                      $   2,509    $  3,297  $     (6)      (A)       $   (200)       (H)     $  2,675
                                                                                                   (2,925)       (B)
  Accounts receivable, net of allowances            84,683       1,358    (1,086)      (A)              -                  84,955
  Accounts receivable, other                             -          67        (1)      (A)              -                      66
  Inventories                                       23,973       9,707         -                        -                  33,680
  Prepaid expenses and other assets                  5,117         178      (167)      (A)         (2,249)       (G)        2,946
                                                                                                       67        (H)
  Deferred income tax assets                        36,424           -         -                        -                  36,424
                                               -------------- --------- ------------             ------------            -----------
     Total current assets                          152,706      14,607    (1,260)                  (5,307)                160,746
Property, plant and equipment, at cost less
 accumulated depreciation and amortization          24,329      39,166         -                   13,390        (E)       76,885

Deferred charges and other assets                    6,936           -         -                      133        (H)        7,069

Goodwill, net of accumulated amortization                -      15,316   (15,316)      (A)         20,405        (C)       20,405

Intangibles, net of accumulated amortization             -       9,167    (9,167)      (A)         26,210        (D)       26,210
                                               -------------- --------- ------------             ------------             ----------

     Total assets                                $ 183,971    $ 78,256  $(25,743)                $ 54,831                $291,315
                                               ============== ========= ============             ============            ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion long-term debt                 $     252    $      -  $      -                 $      -                $    252
  Short-term debt                                       20           -         -                   44,320        (B)       44,340
  Accounts payable                                  48,621       1,078      (427)      (A)              -                  49,272
  Accrued salaries and employee benefits             2,230           -         -                        -                   2,230
  Intercompany payable to ISP                            -       5,760    (5,760)      (A)              -                       -
  Accrued expenses and other
   current liabilities                               4,903         845       (43)      (A)          1,200        (F)        6,905
  Income taxes payable                              15,733         145       (55)      (A)              -                  15,823
                                               -------------- --------- ------------             ------------            -----------
     Total current liabilities                      71,759       7,828    (6,285)                  45,520                 118,822

Long-term debt, net of current portion               1,103           -         -                        -                   1,103
Accrued pension liability                              614           -         -                        -                     614
Deferred income tax liabilities, net                   753           -         -                      455        (I)        1,208
Other liabilities                                        -       2,400    (2,400)      (A)              -                       -
                                               -------------- --------- ------------             ------------            -----------
    Total liabilities                               74,229      10,228    (8,685)                  45,975                 121,747

Shareholders' equity:
  Common stock, par value $.01 per share;
   authorized 90,000,000 shares;
   issued and outstanding 32,007,461 shares            320           -         -                       23        (B)          343
  Additional paid-in capital                       108,364           -         -                   64,977        (B)      170,416
                                                                                                   (2,925)       (B)
  Division equity                                        -      68,058   (68,058)      (A)              -                       -
  Retained earnings (accumulated deficit)            1,289         (30)       30       (A)         (2,249)       (G)         (960)
  Additional minimum liability related to
   defined benefit plan                               (231)          -         -                        -                    (231)
                                               -------------- --------- ------------             ------------            -----------
     Total shareholders' equity                    109,742      68,028   (68,028)                  59,826                 169,568
                                               -------------- --------- ------------             ------------            -----------
     Total liabilities and shareholders'
       equity                                    $ 183,971    $ 78,256  $(76,713)                $105,801                $291,315
                                               ============== ========= ============             ============            ===========



                                                   Pharmaceutical Resources, Inc.

                                        Unaudited Pro Forma Combined Statement of Operations

                                                For the Year Ended December 31, 2000
                                                (In thousands except per share data)

                                                                  Historical
                                               ----------------------------------------------
                                                                   ISP Fine
                                                Pharmaceutical     Chemicals                              Pro Forma
                                                   Resources       Business                    --------------------------  Pro Forma
                                                     Inc.          Division     FineTech Ltd.   Adjustments    Reference   Combined
                                               --------------   -------------  --------------  -------------  -----------  ---------
Net sales                                       $     85,022    $  16,290      $    3,519      $  (1,426)          (R)    $ 103,405
Intercompany sales to ISP                                -          2,032             -              305           (Q)        2,337

Cost of goods sold                                    62,332       17,511             970          1,159           (P)       81,296
                                                                                                    (676)          (R)
                                                -------------   -----------    ------------  ------------                 ----------
       Gross margin                                   22,690          811           2,549         (1,604)                    24,446

Operating expenses:
    Research and development                           7,634          -               758            -                        8,392
    Participation of chief scientist                     -            -              (291)           -                         (291)
    Selling, general and administrative               15,575        1,786             463          1,912           (L)       19,736
                                                -------------  -----------     -----------   ------------                 ----------
        Total operating expenses                      23,209        1,786             930          1,912                     27,837
                                                -------------  -----------     -----------   ------------                 ----------
        Operating (loss) income                         (519)        (975)          1,619        (3,516)                     (3,391)

Other income, net                                        506          -               396             -                         902
Interest expense, net                                   (916)         -               (15)       (4,044)           (N)       (5,043)
                                                                                                    (68)           (O)
Intercompany interest expense                            -           (552)            -             552            (J)          -
                                                -------------  -----------     -----------   ------------                 ----------
(Loss) income before provision for income taxes         (929)      (1,527)          2,000        (7,076)                     (7,532)
Benefit (provision) for income taxes                     -            471            (478)         (471)           (K)         (478)
                                                -------------  -----------     -----------   ------------                 ----------
Net (loss) income                               $       (929)  $  (1,056)      $    1,522    $   (7,547)                  $  (8,010)
                                                =============  ===========     ===========   ============                 ==========
Net loss per share of common stock:
        Basic and diluted                       $      (0.03)                                                             $   (0.25)
                                                =============                                                             ==========
Weighted average number of common
and common equivalent shares outstanding:             29,604                                       2,321           (U)       31,925
                                                =============                                =============                ==========

                                                   PHARMACEUTICAL RESOURCES, INC.
                                        Unaudited Pro Forma Combined Statement of Operations
                                            For the Nine Months Ended September 29, 2001
                                                (In thousands except per share data)

                                                   Historical
                                ------------------------------------------------
                                                               FineTech Ltd.
                                Pharmaceutical                for the period                Pro Forma
                                  Resources          ISP      1/1/01 Through      --------------------------------    Pro Forma
                                    Inc.           Finetech       6/6/01           Adjustments      Reference         Combined
                                --------------  ------------ ------------------   ---------------  --------------   -----------
Net sales                        $   154,725       $ 12,789        $ 3,463           (2,533)           (R)          $ 168,054
                                                                                       (390)           (S)
Intercompany sales to ISP                  -          2,026              -              304            (Q)              2,330
Cost of goods sold                    93,613         11,095            571              596            (P)            104,685
                                                                                     (1,034)           (R)
                                                                                       (156)           (S)
                                 -----------       --------         ------           -------                         --------
           Gross margin               61,112          3,720          2,892           (2,025)                           65,699

Operating expenses:
    Research and development           7,436              -            665             (390)           (S)              7,711
    Selling, general and
       administrative                 15,385          3,789            407            1,101            (L)             20,411
                                                                                       (271)           (M)
                                 -----------       --------         ------           -------                         --------
           Total operating
             expenses                 22,821          3,789          1,072              440                            28,122
                                 -----------       --------         ------           -------                         --------
           Operating income
             (loss)                   38,291            (69)         1,820           (2,465)                           37,577
Other income, net                        431              -              -                -                               431
Interest (expense) income,
   net                                  (580)             -            152           (2,350)           (N)             (2,829)
                                                                                        (51)           (O)
Intercompany interest
  expense                                  -           (318)             -              318            (J)                  -
                                 -----------       --------         ------           -------                         --------
Income (loss) before
  provision for income
   taxes                              38,142           (387)         1,972           (4,548)                           35,179
(Provision) benefit for
   income taxes                       (7,230)           134           (543)           1,728            (T)             (5,911)
                                 -----------       --------         ------           -------                         --------
Net income (loss)                   $ 30,912         $ (253)       $ 1,429         $ (2,820)                         $ 29,268
                                 ===========       ========         ======           =======                         ========
Net income per share of
   common stock:
        Basic                         $ 1.03                                                                           $ 0.90
                                 ===========                                                                         ========
        Diluted                       $ 0.97                                                                           $ 0.86
                                 ===========                                                                         ========
Weighted average number
   of common and common
   equivalent shares
   outstanding:
       Basic                          30,106                                           2,321          (U)              32,427
                                 ===========                                         =======                         ========
       Diluted                        31,902                                           2,321          (U)              34,223
                                 ===========                                         =======                         ========

Notes to Unaudited Pro Forma Combined Financial Information (dollars in thousands, except share amounts)

1.       Basis of Presentation

The unaudited pro forma combined balance sheet combines the historical consolidated balance sheet of Pharmaceutical Resources, Inc. (the "Company") as of September 29, 2001 with the historical consolidated balance sheet of ISP FineTech after giving effect to the acquisition as if the transaction occurred on September 29, 2001.

The unaudited pro forma combined statement of operations combines the historical consolidated statement of operations of the Company for the year ended December 31, 2000 with the combined statement of operations of ISP FineTech and the statement of operations of FineTech Ltd. for the year ended December 31, 2000 and the Company's unaudited consolidated statement of operations for the nine months ended September 29, 2001 combined with ISP FineTech's combined audited statement of operations for the nine months ended September 30, 2001 and FineTech Ltd.'s unaudited statement of operations for the period January 1, 2001 through June 6, 2001 as if the acquisition had occurred at January 1, 2000 and January 1, 2001.

The Company has utilized the purchase accounting method related to the acquisition. The value of the assets acquired by the Company is based on preliminary discussions by management with its outside valuation consultants. The value of these items will be updated upon completion of their valuation.


2. Acquisition

Based upon a preliminary valuation of tangible and intangible assets and liabilities, the Company has allocated the total cost of the acquisition of ISP FineTech as follows:

Estimated Purchase Price                           $109,320
Plus: Acquisition and Closing Costs                   1,200
      Deferred Tax Liability                            455
Less: Working Capital Acquired                       11,804
      Property, Plant and Equipment                  49,120
      Construction in Progress                        3,436
      Covenant Not to Compete                         1,500
      Trademarks and Brandnames                       2,210
      Core Technology                                13,900
      Product Technology                              8,130
      Other                                             470
                                                   --------
Goodwill                                            $20,405


3. Pro Forma Adjustments

The unaudited pro forma combined balance sheet includes the adjustments necessary to give effect to the acquisition as if it had occurred on September 29, 2001 and to reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed. Adjustments included in the pro forma combined balance sheet are summarized as follows:



(A) Represents the exclusion of certain assets and liabilities not acquired.

(B) The Company purchased ISP FineTech for total consideration of $109,320, comprised of $24,320 in cash, $20,000 in financing under their existing revolving line of credit, which will expire three years from the date of acquisition, and $65,000 in financing through an equity offering. Under certain circumstances the Company could decide not to proceed with the acquisition and pay ISP FineTech a break-up fee of $3,000. The pro forma adjustments reflect a successful equity offering of 2,320,600 shares of common stock at a share price of $28.01 (as of January 10, 2002), for total proceeds of $65,000. The interest rate charged on the revolving line of credit is based upon a per annum rate of 8.6% in 2000 and 6.6% in 2001 (2.25% above the 30 day commercial paper rate). The Company used cash on hand at September 29, 2001 to pay $2,925 of fees associated with the equity offering. As the Company did not have the $27,245 of cash on hand as of January 1, 2000 to fund this acquisition, interest was calculated at the Company's incremental borrowing rate of 8.6% in 2000 and 6.6% in 2001 (2.25% above the average 30-day commercial paper rate).

(C) Represents the allocation of the excess purchase price to goodwill based upon the preliminary valuation of the tangible and intangible assets acquired.

(D) Represents the allocation of intangibles based upon the preliminary valuation of the tangible and intangible assets acquired.

(E) Represents the allocation of the excess estimated fair value of property, plant and equipment acquired.

(F) Represents $1,200 of estimated acquisition costs related to the purchase of ISP FineTech.

(G) Represents the elimination of $2,249 of prepaid expenses paid by the Company to ISP FineTech for the rights to certain technology.

(H) Represents a $200 commitment fee for the revolving line of credit to secure the financing of the acquisition.

(I) Represents the deferred tax liability for the differences between the book value and fair market value of the assets acquired through the purchase of the FineTech Ltd. common stock.

Adjustments included in the unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and the nine months ended September 29, 2001 are summarized as follows:

(J) Represents the elimination of interest expense on a loan from ISP to ISP FineTech, as the Company is not assuming this liability.

(K) Represents the elimination of the intercompany income tax benefit recognized by ISP Fine Chemicals Business Division due to uncertainty of realization in 2000. Realization is probable in 2001.

(L) Amortizable intangibles have estimated useful lives ranging between two and twenty years. Additional amortization expense of $1,912 and $1,101 has been included in the unaudited pro forma combined statements of operations for the year ended December 31, 2000 and the nine months ended September 29, 2001. The historical financial statement of operations of ISP FineTech for the nine months ended September 30, 2001 include $333 of amortization expense. Goodwill and Trademarks and Brandnames have indefinite useful lives; as a result for pro forma purposes no amortization expense has been recognized.

(M) Represents the elimination of the amortization of goodwill of $271 for the period ended September 29, 2001 in accordance with Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets".

(N) The Company acquired ISP FineTech for total consideration of $109,320 comprised of $24,320 in cash, $20,000 in financing under their existing revolving line of credit, which will expire three years from the date of acquisition, and $65,000 in financing through an equity offering. The interest rate charged on the revolving line of credit is based upon a per annum rate of 8.6% in 2000 and 6.6% in 2001 (2.25% above the 30 day commercial paper rate). The Company used cash on hand at September 29, 2001 to pay $2,925 of fees associated with the equity offering. As the Company did not have the $27,245 of cash on hand as of January 1, 2000 to fund this acquisition, interest was calculated at the Company's incremental borrowing rate of 8.6% in 2000 and 6.6% in 2001 (2.25% above the average 30-day commercial paper rate). Interest expense of $4,044 and $2,350 was recorded for pro forma purposes for the year-ended December 31, 2000 and for the nine months ended September 29, 2001.

(O) Represents amortization of the commitment fee associated with the revolving line of credit noted in (N) above. The revolving line of credit commitment fee of 1% or $200 was amortized at a rate of approximately $6 per month for pro forma purposes for the year ended December 31, 2000 and the nine months ended September 29, 2001 as the revolving line of credit is for a period of three years ($68 in 2000 and $51 in 2001).

(P) Represents additional depreciation related to the acquired property, plant and equipment, which is depreciated over a period between 5 and 30 years. Additional depreciation expense of $1,159 and $596 has been included in cost of goods sold in the unaudited pro forma combined statements of operations for the year ended December 31, 2000 and the nine months ended September 29, 2001. The historical financial statements of operations of ISP FineTech and FineTech Ltd. include depreciation expense of $2,367 and $2,049 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

(Q) ISP purchases certain inventory from ISP FineTech at cost. The adjustment represents a proposed 15% markup for these sales under a contract expected to be entered into between ISP and the Company at the date of acquisition as part of the Purchase Agreement.

(R) Represents the elimination of sales and cost of sales between the Company and FineTech Ltd.

(S) Represents the elimination of sales, cost of sales, and research and development expenses between the ISP and FineTech Ltd. for the period between January 1, 2001 through June 6, 2001.

(T) Represents the tax effects of pro forma adjustments at the applicable statutory rate in 2001. In 2000 no benefit was recorded due to uncertainty of realization.

(U) Represents the effect of the 2,320,600 incremental common shares issued at a share price of $28.01 (as of January 10, 2002) in connection with the $65,000 equity offering.

Note 4 - Forward Looking Adjustments

ISP has provided certain general management, administrative, legal, telecommunications, information and facilities services to ISP FineTech and ISP Fine Chemicals Business Division for the nine months ended September 30, 2001 and the year ended December 31, 2000 totaling $661 and $540 respectively. Management of the Company has not yet completed a comprehensive review of these costs, which will be incurred to replace the activities previously performed by ISP as a result of the acquisition. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of the Company, included in the Form 10-K, for the year ended December 31, 2000 and the Form 10-Q for the quarter ended September 29, 2001 and the historical financial statements of ISP FineTech and FineTech Ltd. included in this filing on Form 8-K.

(c)      Exhibits:

         10.1 Letter Agreement, dated as of December 28, 2001, among Pharmaceutical Resources, Inc., ISP Hungary Holdings Limited, ISP Investments Inc., ISP Chemicals Inc. and ISP Technologies Inc. (with the attached Form of Purchase Agreement).

         23.1     Consent of Arthur Andersen LLP, Independent Accountants.

         99.1 Press Release announcing execution of Purchase Agreement among Pharmaceutical Resources, Inc., ISP Hungary Holdings Limited, ISP Investments Inc., ISP Chemicals Inc. and ISP Technologies Inc.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


January 11, 2002


                                 PHARMACEUTICAL RESOURCES, INC.
                                 ------------------------------
                                          (Registrant)



                        /s/ Dennis J. O'Connor
                        --------------------------------------------------------
                        Dennis J. O'Connor
                        Vice President, Chief Financial Officer and Secretary










                                       6